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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-4 and related prospectus/proxy statement of InterVoice, Inc. and Brite Voice Systems, Inc., for the registration of shares of InterVoice common stock to be issued in connection with the merger with Brite Voice Systems, Inc. and to the incorporation by reference therein of our report dated April 7, 1999, except for Note O as to which the date is April 27, 1999, with respect to the consolidated financial statements and schedule of InterVoice, Inc., included in its Annual Report on Form 10-K, as amended, for the year ended February 28, 1999, filed with the Securities and Exchange Commission.


                                            ERNST & YOUNG LLP

Dallas, Texas

July 12, 1999